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                                                                    EXHIBIT 11.1


                           LATTICE SEMICONDUCTOR CORPORATION

                          COMPUTATION OF NET INCOME PER SHARE
                         (In thousands, except per share data)
                                      (unaudited)


                                    Three Months Ended     Nine Months Ended
                                   --------------------   -------------------
                                     Dec. 28,  Dec. 30,    Dec. 28,  Dec. 30,
                                      1996      1995        1996      1995
                                   ---------  ---------   --------  ---------
Net income                          $ 11,278  $  11,063   $ 32,186  $ 29,687
                                   ---------  ---------   --------  ---------
                                   ---------  ---------   --------  ---------

Weighted average common stock and
  common stock equivalents:

       Common stock                   22,501     20,765     22,342    19,789
       Options and warrants              572        644        435       724
                                   ---------  ---------   --------  ---------
                                      23,073     21,409     22,777    20,513
                                   ---------  ---------   --------  ---------
                                   ---------  ---------   --------  ---------
Net income per share                  $  0.49   $   0.52    $  1.41   $  1.45
                                   ---------  ---------   --------  ---------
                                   ---------  ---------   --------  ---------







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